Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, September 14, 2011

APOGEE REPORTS FISCAL 2012 SECOND-QUARTER RESULTS

MINNEAPOLIS, MN (September 14, 2011) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2012 second-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY12 SECOND QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $165.6 million were up 14 percent.

•	Operating loss was $2.7 million, compared to a loss of $7.4 million.

•	Per share loss from continuing operations was $0.06, compared to a loss of $0.18.

•	Results include $0.05 per share of CEO transition costs as Joseph F. Puishys became Apogee CEO August 22, replacing Russell Huffer who retired during the quarter.

•	Architectural segment revenues increased 17 percent, with an operating loss of $5.1 million compared to a loss of $10.8 million.

•	Backlog was $231.3 million, compared to $247.0 million in the first quarter and $193.0 million in the prior-year period.

•	Large-scale optical segment revenues declined 6 percent, with operating income of $3.5 million compared to $4.2 million.

•	Cash and short-term investments were $45.3 million.

•	Net results were a loss of $0.06 per share, compared to $0.00 per share.

•	In the prior-year period, discontinued operations provided non-cash earnings of $0.18 per share from resolution of an outstanding exposure related to a foreign operation discontinued in 1998.

Commentary

“Within the second quarter results are several positives,” said Joseph F. Puishys, Apogee chief executive officer. “We grew revenues organically while substantially reducing architectural segment losses, and we were nearly at breakeven excluding the CEO transition costs. We also had positive cash flow from operations, and maintained our solid cash and short-term investments position. In addition, we believe the architectural segment backlog trend remains positive, as the decline from the first quarter resulted from the timing of contract signings.”

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Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

FY12 SECOND-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•

Revenues of $149.1 million were up 17 percent, due to the addition of the Brazilian architectural glass business, which contributed 7 percentage points of the increase; growth in the window and storefront businesses; and improved architectural glass pricing.

•	Operating loss was $5.1 million, compared to a loss of $10.8 million.

•	Results improved from the prior-year period with higher architectural glass pricing and slightly better segment capacity utilization, partially offset by lower margin work in installation.

•	Prior-year period results included approximately $2 million in expenses to address architectural glass quality issues due to a vendor-supplied material.

•	The Brazilian architectural glass business had minimal impact on operating income, as expected.

•	Backlog was $231.3 million, compared to $247.0 million in the first quarter and $193.0 million in the prior-year period.

•	Decline was due to the timing of projects entering backlog. The level of awarded projects awaiting final signed contracts grew to more than $60 million from $40 million in the first quarter.

•	Approximately $116 million, or 50 percent, of the backlog is expected to be delivered in fiscal 2012, and approximately $116 million, or 50 percent, in fiscal 2013.

Large-Scale Optical Technologies

•	Revenues of $16.4 million were down 6 percent.

•	Softer retail markets and the timing of customer promotions impacted sales.

•	Operating income was $3.5 million compared to $4.2 million.

•	Operating margin was 21.4 percent, compared to 24.4 percent, with the continued solid mix of value-added products and good operational performance.

Financial Condition

•	Long-term debt was $21.1 million, compared to $21.4 million at the end of fiscal 2011.

•	Long-term debt includes $20.4 million in long-term, low-interest industrial revenue and recovery zone facility bonds.

•	Cash and short-term investments totaled $45.3 million, compared to $43.0 million at the end of the first quarter and $60.6 million at the end of fiscal 2011.

•

Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $68.2 million, compared to $63.3 million at the end of the first quarter, and $39.4 million at the end of fiscal 2011.

•	Capital expenditures year-to-date were $3.6 million, down 29 percent from the prior-year period.

•	Depreciation and amortization year-to-date were $13.9 million, comparable to the prior-year period.

OUTLOOK

“For fiscal 2012, we continue to expect revenue growth to exceed 10 percent, and that Apogee will be slightly profitable for the year. We also expect Apogee to generate positive cash flow from operations in fiscal 2012,” Puishys said. “Our outlook for fiscal 2012 requires us to fill some fourth quarter architectural segment capacity. We expect to maintain the improved architectural glass pricing and mix, as well as the share gain in our window and storefront businesses, which will be somewhat offset by lower margins in the installation business as it executes projects bid at the cycle trough.

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Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

“Apogee continues to see good bidding activity, which is starting to move beyond institutional projects to other sectors,” Puishys said. “A concern as the quarter ended is the softening in domestic commercial construction market indicators. The recent McGraw-Hill Construction forecast for non-residential construction and the American Institute of Architects Architecture Billings Index indicate that our end markets will not improve until calendar 2012, rather than later in 2011.

“I am excited to be at the helm of this financially strong U.S. green building leader. I am focused on operational improvements, and developing and executing strategies to grow our business at home and internationally,” he said.

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American and Latin American commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully and efficiently utilize production capacity; and v) integration of the Brazilian architectural glass business; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix and new competition; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) ability to effectively manage executive transitions; iii) financial market disruption which could impact company, customer and supplier credit availability; iv) self-insurance risk related to a material product liability event and to health insurance programs; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain continuing operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2011.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, September 15. To participate in the teleconference, call 1-800-901-5213 toll free or 617-786-2962 international, access code 10280834. The replay will be available from noon Central Time on September 15 through midnight Central Time on Thursday, September 22, by calling 1-888-286-8010 toll free, access code 85708939. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and

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Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market.

(Tables follow)

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Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended August 27, 2011	Thirteen Weeks Ended August 28, 2010	% Change	Twenty-six Weeks Ended August 27, 2011	Twenty-six Weeks Ended August 28, 2010	% Change

Net sales	$165,557	$144,651	14%	$318,895	$287,679	11%
Cost of goods sold	139,605	126,649	10%	269,257	250,840	7%

Gross profit	25,952	18,002	44%	49,638	36,839	35%
Selling, general and administrative expenses	28,629	25,365	13%	55,743	50,342	11%

Operating loss	(2,677)	(7,363)	64%	(6,105)	(13,503)	55%
Interest income	277	110	152%	554	429	29%
Interest expense	300	151	99%	609	293	108%
Other income, net	91	105	-13%	94	145	-35%

Loss from continuing operations before income taxes	(2,609)	(7,299)	64%	(6,066)	(13,222)	54%
Income taxes	(932)	(2,308)	60%	(2,212)	(4,752)	53%

Loss from continuing operations	(1,677)	(4,991)	66%	(3,854)	(8,470)	54%
Earnings from discontinued operations	—	4,869	N/M	—	4,870	N/M

Net loss	($1,677)	($122)	N/M	($3,854)	($3,600)	-7%

Earnings per share - basic:
Loss from continuing operations	($0.06)	($0.18)	67%	($0.14)	($0.31)	55%
Earnings from discontinued operations	$—	$0.18	N/M	$—	$0.18	N/M
Net loss	($0.06)	$—	N/M	($0.14)	($0.13)	-8%

Average common shares outstanding	27,795,705	27,602,202	1%	27,828,752	27,620,183	1%

Earnings per share - diluted:
Loss from continuing operations	($0.06)	($0.18)	67%	($0.14)	($0.31)	55%
Earnings from discontinued operations	$—	$0.18	N/M	$—	$0.18	N/M
Net loss	($0.06)	$—	N/M	($0.14)	($0.13)	-8%

Average common and common equivalent shares outstanding	27,795,705	27,602,202	1%	27,828,752	27,620,183	1%

Cash dividends per common share	$0.0815	$0.0815	0%	$0.1630	$0.1630	0%

Business Segments Information
(Unaudited)

	Thirteen Weeks Ended August 27, 2011	Thirteen Weeks Ended August 28, 2010	% Change	Twenty-six Weeks Ended August 27, 2011	Twenty-six Weeks Ended August 28, 2010	% Change
Sales
Architectural	$149,142	$127,311	17%	$284,429	$253,678	12%
Large-Scale Optical	16,415	17,380	-6%	34,466	34,041	1%
Eliminations	—	(40)	N/M	—	(40)	N/M

Total	$165,557	$144,651	14%	$318,895	$287,679	11%

Operating (loss) income
Architectural	($5,123)	($10,764)	52%	($12,176)	($19,408)	37%
Large-Scale Optical	3,516	4,246	-17%	8,148	7,604	7%
Corporate and other	(1,070)	(845)	-27%	(2,077)	(1,699)	-22%

Total	($2,677)	($7,363)	64%	($6,105)	($13,503)	55%

Consolidated Condensed Balance Sheets

(Unaudited)

	August 27, 2011	February 26, 2011
Assets
Current assets	$216,541	$213,923
Net property, plant and equipment	167,103	179,201
Other assets	119,225	122,243

Total assets	$502,869	$515,367

Liabilities and shareholders’ equity
Current liabilities	$103,077	$113,946
Long-term debt	21,117	21,442
Other liabilities	56,820	52,302
Shareholders’ equity	321,855	327,677

Total liabilities and shareholders’ equity	$502,869	$515,367

N/M = Not meaningful

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Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Twenty-six Weeks Ended August 27, 2011	Twenty-six Weeks Ended August 28, 2010

Net loss	($3,854)	($3,600)
Net earnings from discontinued operations	—	(4,870)
Depreciation and amortization	13,876	13,775
Stock-based compensation	2,012	2,632
Other, net	796	(2,763)
Changes in operating assets and liabilities	(27,547)	(32,009)

Net cash used in continuing operating activities	(14,717)	(26,835)

Capital expenditures	(3,577)	(5,019)
Proceeds on sale of property	10,313	169
Acquisition of intangibles	(58)	(10)
Sales (purchases) of restricted investments	10,861	(11,839)
Net sales of short-term investments and marketable securities	8,822	19,257
Investments in life insurance	(1,435)	—

Net cash provided by investing activities	24,926	2,558

Proceeds from issuance of debt	—	12,000
Payments on debt	(1,250)	—
Shares withheld for taxes, net of stock issued to employees	(752)	(893)
Dividends paid	(4,579)	(4,577)
Other, net	(66)	(262)

Net cash (used in) provided by financing activities	(6,647)	6,268

Cash used in discontinued operations	(3,263)	(62)

Increase (decrease) in cash and cash equivalents	299	(18,071)
Effect of exchange rates on cash	10	—
Cash and cash equivalents at beginning of year	24,302	46,929

Cash and cash equivalents at end of period	$24,611	$28,858

Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com